EXHIBIT 21:  SUBSIDIARIES OF THE REGISTRANT


                                           Jurisdiction of
Name of Subsidiaries                       Incorporation
--------------------                       ---------------


Paychex Management Corporation               New York

Paychex Securities Corporation               New York

Paychex Computer Systems, Inc.               California

Paychex Business Solutions, Inc.             Florida

The Payroll Service, Inc.                    Illinois

Paychex Agency, Inc.                         New York

The names of particular subsidiaries have been omitted in accordance with SEC reg. S-K 601(21)(ii) because they do not, in the aggregate, constitute a "significant subsidiary" of Paychex, Inc.